Exhibit 4.3

FIRST AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of the 6th day of December, 2013, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the Lenders party hereto.

RECITALS

1. The Company, Administrative Agent and Lenders are parties to that certain 364-Day Revolving Credit Agreement dated as of August 22, 2013 (together with any amendments, supplements or modifications thereto, the “Credit Agreement”), pursuant to which the Lenders have made certain loans to and extensions of credit for the account of the Company.

2. The Company, Administrative Agent and the Lenders party hereto desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company, the Administrative Agent and the Lenders party hereto hereby agree as follows:

ARTICLE I. — Definitions and References

§ 1.1. Terms Defined in the Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms which are defined in the Credit Agreement and which are used in this Amendment shall have the meanings given them in the Credit Agreement.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

“Amendment” means this First Amendment to 364-Day Revolving Credit Agreement.

ARTICLE II. — Amendments

§ 2.1. Addition of Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions where alphabetically appropriate, which read in their entirety as follows:

“Noble Spinco” means a to-be-formed subsidiary of the Company into which most of the Company’s and its Subsidiaries’ standard specification drilling units, and related assets, liabilities and businesses, are to be transferred, following which Noble Parent Company is to separate and spin off Noble Spinco, as such separation and spin-off is generally described in Noble Parent Company’s press release dated September 24, 2013 attached as Exhibit 99.1 to the Form 8-K Current Report filed by Noble Parent Company with the SEC on September 24, 2013.

“Noble Spinco Indebtedness” means Indebtedness of Noble Spinco under one or more public note issuances so long as (i) such Indebtedness shall have no recourse to the Company or any of its Subsidiaries (other than Noble Spinco or its Subsidiaries) or to any of the Company’s or any of its Subsidiaries’ present or future assets or interests (other than assets and interests transferred into Noble Spinco or its Subsidiaries) and (ii) Noble Spinco and its Subsidiaries have no access to and/or control of, and do not receive, any proceeds of any such Indebtedness.

§ 2.2. Subsidiary Indebtedness.

Section 6.11(j) of the Credit Agreement is hereby amended in its entirety to read as follows:

(j) Indebtedness (not otherwise permitted under any other clause of this Section 6.11) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (j) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”); provided, Noble Spinco Indebtedness shall be excluded from the calculation of the aggregate principal amount of outstanding Indebtedness for all Subsidiaries.

Section 6.11(k) of the Credit Agreement is hereby amended in its entirety to read as follows:

(k) other Indebtedness not otherwise permitted under any other clause of this Section 6.11 so long as such Subsidiary has in force a Subsidiary Guaranty, provided that any such Subsidiary Guaranty (including the NDC Guaranty and the NHIL Guaranty) and all obligations thereunder of the Guarantor party thereto shall be terminated upon notice to the Administrative Agent by the Company that after giving effect to such termination (x) the aggregate principal amount of Indebtedness (excluding Noble Spinco Indebtedness) of all Subsidiaries that do not have in force a Subsidiary Guaranty is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

ARTICLE III. — Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment shall become effective as of the date first written above when and only when the following conditions have been satisfied or waived in accordance with Section 10.11 of the Credit Agreement:

(a) The Administrative Agent shall have received, at Administrative Agent’s office (i) a counterpart of this Amendment executed and delivered by the Company, Administrative Agent, and Required Lenders and (ii) the Consent and Agreement attached hereto executed and delivered by each Guarantor;

(b) Each of the representations and warranties of the Company set forth in Section 4.1 hereof shall be true and correct as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct as of such earlier date;

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(c) No Default or Event of Default shall have occurred and be continuing; and

(d) On or before the date hereof, the Lenders and the Administrative Agent shall have received all fees and all reasonable out-of-pocket expenses then due and owing to the Administrative Agent and the Lenders pursuant to the Credit Agreement and as otherwise agreed in writing by the Company.

ARTICLE IV. — Representations and Warranties

§ 4.1. Representations and Warranties of Company. In order to induce Administrative Agent and Lenders to enter into this Amendment, Company represents and warrants to Administrative Agent and each Lender on the date hereof that:

(a) Each of the representations and warranties of the Company and its Subsidiaries set forth in the Credit Agreement (other than the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and 5.18) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.11, 5.17 and 5.18) are true and correct in all material respects as of the date hereof after giving effect to this Amendment, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing as of the date hereof or would occur immediately after giving effect to this Amendment;

(c) Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment to the extent a party hereto and has taken all necessary company action to authorize the execution, delivery and performance hereof. Each of the Credit Parties has duly executed and delivered this Amendment to the extent a party hereto and such Amendment constitutes the legal, valid and binding obligation of such Credit Party to the extent a party hereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles;

(d) Neither the execution, delivery or performance by any Credit Party of this Amendment to the extent a party hereto nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its

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Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries; and

(e) As of the date hereof, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform this Amendment to the extent a party hereto, have been or will have been obtained or made and are or will be in full force and effect.

ARTICLE V. — Miscellaneous

§ 5.1. Ratification of Agreements. The Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects. The Credit Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects by each Credit Party to the extent a party hereto. Any reference to the Credit Agreement in any Credit Document shall be deemed to refer to this Amendment also. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent, any Issuing Bank or any Lender under the Credit Agreement or any other Credit Document nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document.

§ 5.2. Survival of Representations. All representations and warranties contained in this Amendment or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Amendment, and shall continue in full force and effect with respect to the date as of which they were made as long as any Obligation is outstanding under the Credit Agreement or any Commitment thereunder is in effect.

§ 5.3. Credit Documents. This Amendment is a Credit Document, and all provisions in the Credit Agreement pertaining to Credit Documents apply hereto.

§ 5.4. Governing Law. THIS AMENDMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

§ 5.5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, and by different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same agreement. This Amendment may be validly executed by facsimile or other electronic transmission.

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§ 5.6. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Amendment is executed and effective as of the date first written above.

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares, as Borrower

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

BARCLAYS BANK PLC, Lender

By:	/s/ May Huang
Name:	May Huang
Title:	Assistant Vice President

CITIBANK, N.A., Lender

By:	/s/ Robert Malleck
Name:	Robert Malleck
Title:	Managing Director

1st Amendment to 364-Day Facility

DEUTSCHE BANK AG NEW YORK BRANCH, Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, Lender

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

BNP PARIBAS, Lender

By:	/s/ Melissa Balley
Name:	Melissa Balley
Title:	Director

By:	/s/ David Reynolds
Name:	David Reynolds
Title:	Vice President

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, Lender

By:	/s/ Michael D. Willis
Name:	Michael E. Willis
Title:	Managing Director

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

1st Amendment to 364-Day Facility

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, Lender

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Authorized Signatory

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

HSBC BANK USA, N.A., Lender

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

SUNTRUST BANK, Lender

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Lender

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

1st Amendment to 364-Day Facility

BANK OF AMERICA, N.A., Lender

By:	/s/ Kate Czepiel
Name:	Kate Czepiel
Title:	Assistant Vice President

DNB CAPITAL LLC, Lender

By:	/s/ Barbara Gronquist
Name:	Barbara Gronquist
Title:	Senior Vice President

By:	/s/ Florianne Robin
Name:	Florianne Robin
Title:	Vice President

LLOYDS BANK PLC, Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President

MIZUHO BANK (USA), Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

1st Amendment to 364-Day Facility

STANDARD CHARTERED BANK, Lender

By:	/s/ Johanna Minaya
Name:	Johanna Minaya
Title:	Associate Director
Capital Markets

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager
Credit Documentation Unit, WB Legal-Americas

1st Amendment to 364-Day Facility

CONSENT AND AGREEMENT

Each undersigned Guarantor hereby (i) consents to the provisions of this Amendment, (ii) ratifies and confirms its Guaranty of the Obligations, (iii) agrees that all of its respective obligations and covenants under such Guaranty shall remain unimpaired by the execution and delivery of this Amendment, and (iv) agrees that such Guaranty shall remain in full force and effect.

NOBLE DRILLING CORPORATION

By:	/s/ Dennis J. Lubojacky
Name: Dennis J. Lubojacky
Title: President

NOBLE HOLDING INTERNATIONAL LIMITED

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Director

1st Amendment to 364-Day Facility